February 2009
Filed pursuant to Rule 433 dated February 13, 2009
relating to Preliminary Pricing Supplement No. 34 dated February 13, 2009 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in Equities and Commodities
PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, investors will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	February , 2009
Original issue date:	February , 2009 (5 business days after the pricing date)
Maturity date:	August 31, 2010
Aggregate principal amount:	$
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting
	Shares of the iShares® FTSE/Xinhua China 25 Index Fund (the “China shares”)	FXI	50.0%
	Gold (“gold”)	GOLDLNPM	20.0%
	Silver (“silver”)	SLVRLN	15.0%
	Platinum (“platinum”)	PLTMLNPM	15.0%
Payment at maturity:
If the basket appreciates:
•    $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the basket depreciates or does not appreciate:
•    $1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Maximum payment at maturity:	$1,300 to $1,360 per PLUS (130% to 136% of the stated principal amount), as will be determined on the pricing date
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	200%
Basket percent increase:	The sum of the products of, with respect to each basket component: [(final price – initial price) / initial price] x basket component weighting
Basket performance factor:	The sum of the products of, with respect to each basket component: [final price / initial price] x basket component weighting
Component price:
China shares:  the closing price of one share of the China shares
Gold:  the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market
Silver:  the fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market
Platinum:  the afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. Dollars, as calculated by the LPPM

Initial price:	The component price for the applicable basket component on the pricing date
Final price:	The component price for the applicable basket component on the valuation date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the China shares
Valuation date:	August 20, 2010, subject to adjustment for market disruption events in respect of the applicable basket component
Interest:	None
CUSIP:	617482EE0
ISIN:	US617482EE08
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per PLUS	$1,000	$12.50	$987.50
	Total	$	$	$
(1)               For additional information, see “Plan of Distribution” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 34 dated February 13, 2009

Prospectus Supplement dated December 23, 2008      Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB1208006

PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities

These PLUS can be used:

▪	As an alternative to direct exposure to the underlying basket that enhances returns for a certain range of the positive return of the basket

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario

▪	To achieve similar levels of exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	18 Months
Leverage factor:	200%
Maximum payment at maturity:	$1,300 to $1,360 per PLUS (130% to 136% of the stated principal amount), as determined on the pricing date
Principal protection:	None
Interest:	None

Basket Overview

Basket Component Information as of February 9, 2009
	Bloomberg Ticker Symbol	Current Basket Component Price	52 Weeks Ago	52 Week High	52 Week Low	Basket Weighting
iShares® FTSE/Xinhua China 25 Index Fund	FXI	28.25	47.22	54.55	19.42	50%
Gold (in U.S. dollars)	GOLDLNPM	895.00	916.25	1,011.25	712.50	20%
Silver (in U.S. cents)	SLVRLN	1,301.00	1,695.00	2,092.00	888.00	15%
Platinum (in U.S. dollars)	PLTMLNPM	981.00	1,860.00	2,273.00	763.00	15%

Historical Basket Performance October 8, 2004 through February 9, 2009

The graph is calculated to show the performance of the basket during the period from October 8, 2004 (the first date that trading in the China shares commenced) through February 9, 2009 assuming the basket components are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the possible leverage on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  The historical values of the basket should not be taken as an indication of its future performance.

February 2009	Page 2

PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 18 month investment offers 200% leveraged upside, subject to a maximum payment at maturity of $1,300 to $1,360 per PLUS (130% to 136% of the stated principal amount).

Investors can use the PLUS to double returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the basket.

Access
The PLUS offer exposure to a diversified basket composed of a fund of Chinese equities and of three precious metals allowing for portfolio diversification from traditional fixed income/U.S. equity investments.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of price performance.
Best Case Scenario	The basket increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity of $1,300 to $1,360 per PLUS (130% to 136% of the stated principal amount).
Worst Case Scenario
The basket declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the decrease in value of the basket below the initial basket price.  For example, if the basket decreases by 20%, the PLUS will redeem for $800 per PLUS.  There is no minimum payment on the PLUS.

Summary of Selected Key Risks (see page 9)

▪	PLUS do not pay interest or guarantee any return of your principal

▪	The PLUS will not be listed

▪	Appreciation potential is limited

▪	Market price of the PLUS may be influenced by many unpredictable factors

▪	The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS

▪	Changes in the value of one or more of the basket components may offset each other

▪	There are risks associated with investments in securities indexed to the value of foreign equity securities

▪	Specific commodities prices are volatile and several factors have had and may in the future have an effect on the price of the commodities

▪	There are risks relating to trading of commodities on the London Bullion Market Association

▪	You have no shareholder rights

▪	Investing in the PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities

▪	Adjustments to the China shares or to the underlying index could adversely affect the value of the PLUS

▪	The antidilution adjustments the calculation agent is required to make to the China shares do not cover every event that could affect the China shares

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

▪	The PLUS are subject to currency exchange rate risk

▪	The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain

February 2009	Page 3

PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the performance of the basket as of the valuation date.  The PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February , 2009	February , 2009 (5 business days after the pricing date)	August 31, 2010, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Interest:	None
Basket:	Basket components	Bloomberg ticker symbol	Basket Component weighting
	Shares of the iShares® FTSE/Xinhua China 25 Index Fund (the “China shares”)	FXI	50.0%
	Gold (“gold”)	GOLDLNPM	20.0%
	Silver (“silver”)	SLVRLN	15.0%
	Platinum (“platinum”)	PLTMLNPM	15.0%
Payment at maturity:
If the basket appreciates:
•           $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the basket depreciates or does not appreciate:
•           $1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Maximum payment at maturity:	$1,300 to $1,360 per PLUS (130% to 136% of the stated principal amount), as will be determined on the pricing date
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	200%
Basket percent increase:	The sum of the products of, with respect to each basket component: [(final price – initial price) / initial price] x basket component weighting
Basket performance factor:	The sum of the products of, with respect to each basket component: [final price / initial price] x basket component weighting
Component price:
China shares:  the closing price of one share of the China shares
Gold:  the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market
Silver:  the fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market
Platinum:  the afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. Dollars, as calculated by the LPPM

Initial price:	The component price for the applicable basket component on the pricing date
Final price:	The component price for the applicable basket component on the valuation date
Valuation date:	August 20, 2010, subject to adjustment for market disruption events in respect of the applicable basket component
Agent:	Morgan Stanley & Co. Incorporated
Postponement of maturity date:
If due to a market disruption event or otherwise, the valuation date for any basket component is postponed so that it falls less than two trading days prior to the scheduled maturity date, the maturity date will be the second trading day following such valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

February 2009	Page 4

PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

General Terms
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617482EE0
ISIN:	US617482EE08
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS offered under this document and is superseded by the following discussion.

Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected, the following U.S. federal income tax consequences should result based on current law:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange, and
▪  subject to the discussion below concerning the potential application of the “constructive ownership” rule, upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the PLUS for more than one year.

Because the PLUS is linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section entitled “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Potential Application of the Constructive Ownership Rule” in the accompanying preliminary pricing supplement  for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in any of the basket components, in futures or options contracts on any of the basket components or any component stocks of the FTSE/Xinhua China 25 Index

February 2009	Page 5

PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the prices of the basket components, and therefore the prices at which the basket components must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the preliminary pricing supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2009	Page 6

PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$1,330 per PLUS (133% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
Where the basket appreciates as a whole, the payout on the PLUS at maturity is equal to $1,000 plus the product of $1,000 times the basket percent increase times the leverage factor, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity if the value of the basket increases to 116.5% of the initial value of the basket.

▪	If the underlying basket appreciates 5%, the investor would receive a 10% return, or $1,100 per PLUS.

▪	If the underlying basket appreciates 40%, the investor would receive only the hypothetical maximum payment at maturity of $1,330 per PLUS, or 133% of the stated principal amount.

▪
Where the basket depreciates as a whole or does not appreciate, the payout on the PLUS at maturity is equal to $1,000 times the basket performance factor, and is consequently an amount less than or equal to the $1,000 stated principal amount of each PLUS, based on a 1% loss of principal for each 1% decline in the underlying basket.

▪	For example, if the underlying basket depreciates by 15%, investors will lose 15% of their principal and receive only $850 per PLUS at maturity, or 85% of the stated principal amount.

February 2009	Page 7

PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the sum of the weighted performance of the basket components from the pricing date to the valuation date, as determined as follows:

If the basket appreciates:

$1,000    +    Leveraged Upside Payment:

subject to the maximum payment at maturity for each PLUS,

If the basket depreciates or does not appreciate:

$1,000    x    basket performance factor

If the basket depreciates or does not appreciate, the basket performance factor will be equal to or less than 1.0, and the payment at maturity will therefore be equal to or less than, and possibly substantially less than, the stated principal amount.  There is no minimum payment at maturity.

February 2009	Page 8

PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
PLUS do not pay interest or guarantee any return of your principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the value of the basket has decreased over the term of the PLUS, you will lose money on your investment and you will receive an amount in cash that is less than, and possibly substantially less than, the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial value. See “How PLUS Work” above.

▪
Appreciation potential is limited.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,300 to $1,360 or 130% to 136% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 130% to 136% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final value of the basket exceeds 115% to 118% of the initial value of the basket.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value of each of the basket components at any time, the volatility (frequency and magnitude of changes in value) of each of the basket components, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock or commodities markets generally and which may affect the final prices of the basket components, the exchange rates of the U.S. dollar relative to the Hong Kong dollar, in which securities underlying the FTSE/Xinhua China 25 Index trade, trends of supply and demand for gold, silver and platinum at any time, as well as the effects of speculation or any government activity that could affect the precious metals markets, the time remaining until the PLUS mature, the occurrence of certain events affecting the China shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads.

▪
Changes in the price of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the performance of the basket components on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components. Decreases in the value of a more heavily weighted basket component, such as the China shares which have a 50% weighting in the basket, could moderate or wholly offset increases in the values of the less heavily weighted basket components.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
You have no shareholder rights.  Investing in the PLUS is not equivalent to investing in the stocks underlying the FTSE/Xinhua China 25 Index.  As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the China shares or the stocks underlying the FTSE/Xinhua China 25 Index.  In addition, you do not have the right to exchange your PLUS for China shares at any time.

▪
Investing in the PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or in forward contracts on any of the basket commodities.  By purchasing the PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts

February 2009	Page 9

PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

on any of the basket commodities. Further, by purchasing the PLUS, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the China shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government.  Investments in securities linked to the value of emerging markets equity securities, such as the China shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the China shares, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets, such as the People’s Republic of China, may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

▪
Specific commodities prices are volatile and several factors have had and may in the future have an effect on the price of the commodities.  Investments, such as the PLUS, linked to the prices of commodities such as gold, silver and platinum, are considered speculative, and prices of commodities may fluctuate significantly over short periods for a variety of factors, including the principal factors set out below.  These factors may affect the price of gold, silver or platinum, and therefore of the PLUS, in varying and potentially inconsistent ways.  The prices of the basket commodities may each be, and have recently all been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions which hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.  The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals.  From time-to-time, above-ground inventories of gold may also influence the market.

Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry

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PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time-to-time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.

Platinum prices are primarily responsive to global supply and demand.  However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum.  Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, the Russian Federation and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles, as well as the economic situation of the main consuming countries.  Platinum is used in a variety of industries and the automotive industry.  Demand for platinum from the automotive industry, which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum.  Platinum is also used in the chemical industry, the electronics industry and the dental industry.  The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.

▪
There are risks relating to trading of commodities on the London Bullion Market Association.  Gold and silver are traded on the London Bullion Market Association, which we refer to as the LBMA, and platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver and the LPPM price fixings for the value of platinum may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
Adjustments to the China shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the PLUS.  Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® FTSE/Xinhua China 25 Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  FTSE Xinhua Index Limited, which we refer to as FXI, is responsible for calculating and maintaining the FTSE/Xinhua China 25 Index.  FXI can add, delete or substitute the stocks underlying the FTSE/Xinhua China 25 Index or make other methodological changes that could change the value of the FTSE/Xinhua China 25 Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® FTSE/Xinhua China 25 Index Fund.  Any of these actions could adversely affect the price of the China shares and, consequently, the value of the PLUS.

▪
The antidilution adjustments the calculation agent is required to make to the China shares do not cover every event that could affect the China shares.  MS & Co., as calculation agent, will adjust the adjustment factor for the China shares for certain events affecting the China shares, as applicable, such as stock splits and stock dividends, and certain other corporate actions involving the fund issuing the China shares, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the China shares.  For example, the calculation agent is not required to make any adjustments if the issuer of the China shares or anyone else makes a partial tender or partial exchange offer for the China shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the PLUS.

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PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

▪
The PLUS are subject to currency exchange rate risk.  Because the price of the China shares is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the PLUS will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade.  An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Hong Kong dollar, the price of the China shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to K$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

▪
The PLUS will not be listed and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at

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PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. will determine the initial price and final price of each basket component, the basket performance factor or the basket percent increase as applicable and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing price in the event of a market disruption event, may affect the payout to you at maturity.

MS & Co., and other affiliates of ours will carry out hedging activities related to the PLUS (and to other instruments linked to the basket components or the stocks underlying the FTSE/Xinhua China 25 Index), including trading in the basket components and the stocks underlying the FTSE/Xinhua China 25 Index and to other instruments linked to the basket components or the FTSE/Xinhua China 25 Index.  MS & Co. and some of our other subsidiaries also trade the basket components and other financial instruments related to the basket components and the FTSE/Xinhua China 25 Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date we price the PLUS for initial sale to the public could potentially affect the initial basket component prices of the basket components and, therefore, could increase the price at which the basket components must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the price of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Information about the China Shares

The iShares® FTSE/Xinhua China 25 Index Fund The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares®, Inc. consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  It is possible that this fund may not fully replicate the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.  See “Description of PLUS—The China Shares” in the accompanying preliminary pricing supplement.

This offering summary relates only to the PLUS offered hereby and does not relate to the China Shares.  We have derived all disclosures contained in this offering summary regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in “Description of PLUS—The China Shares” in the accompanying preliminary pricing supplement) that would affect the trading price of the China Shares (and therefore the price of the China Shares at the time we priced the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the China Shares.

FTSE/Xinhua China 25 Index  The FTSE/Xinhua China 25 Index is calculated, published and disseminated daily by FTSE Xinhua Index Limited, or FXI, a joint venture of FTSE International Limited and Xinhua Financial Network Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange.  See “Description of PLUS—The China Shares” in the accompanying preliminary pricing supplement.

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PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high and low closing prices as well as end-of-quarter closing prices for each of the basket components for each quarter in the period from January 1, 2004 (with the exception of the China shares, which commenced trading on October 8, 2004) through February 9, 2009.  The related graphs set forth the daily closing prices for each respective basket component for the same period.  The closing prices on February 9, 2009 were in the case of the China shares $28.25, in the case of gold, $895, in the case of silver, 1,301¢, and in the case of platinum, $981.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket components should not be taken as an indication of future performance.  We cannot give you any assurance that the basket will appreciate over the term of the PLUS so that you will receive a payment in excess of the stated principal amount of the PLUS.

iShares® FTSE/Xinhua China 25 Index Fund (in U.S. dollars per share) CUSIP: 464287184	High	Low	Period End
2004
Fourth Quarter (beginning October 8, 2004)	18.83	16.87	18.49
2005
First Quarter	19.27	17.33	18.20
Second Quarter	19.17	17.58	19.04
Third Quarter	21.93	18.94	21.41
Fourth Quarter	21.53	18.88	20.54
2006
First Quarter	24.85	21.00	24.76
Second Quarter	27.91	22.00	25.60
Third Quarter	27.35	24.48	27.12
Fourth Quarter	37.47	27.13	37.15
2007
First Quarter	38.80	30.55	34.14
Second Quarter	43.31	34.83	42.95
Third Quarter	60.70	39.91	60.00
Fourth Quarter	72.84	53.75	56.82
2008
First Quarter	59.25	41.23	45.05
Second Quarter	54.55	43.13	43.61
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.25	19.42	29.09
2009
First Quarter (through February 9, 2009)	31.56	23.74	28.25

iShares® FTSE/Xinhua China 25 Index Fund October 8, 2004 through February 9, 2009

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PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Gold (in U.S. dollars per troy ounce)	High	Low	Period End
2004
First Quarter	425.50	390.50	423.70
Second Quarter	427.25	375.00	395.80
Third Quarter	415.65	387.30	415.65
Fourth Quarter	454.20	411.25	435.60
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter (through February 9, 2009)	920.00	810.00	895.00

Gold January 1, 2004 through February 9, 2009

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PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Silver (in U.S. cents per troy ounce)	High	Low	Period End
2004
First Quarter	782.50	597.50	782.50
Second Quarter	829.00	549.50	591.00
Third Quarter	682.00	587.50	666.50
Fourth Quarter	804.00	668.50	681.50
2005
First Quarter	757.00	639.00	718.75
Second Quarter	753.00	685.00	710.00
Third Quarter	753.00	674.00	753.00
Fourth Quarter	922.50	734.50	883.00
2006
First Quarter	1,175.50	883.00	1,175.50
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,493.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter (through February 9, 2009)	1,301.00	1,051.00	1,301.00

Silver January 1, 2004 through February 9, 2009

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PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Platinum (in U.S. dollars per troy ounce )	High	Low	Period End
2004
First Quarter	917.00	815.50	903.00
Second Quarter	936.00	767.00	793.00
Third Quarter	885.00	776.00	854.00
Fourth Quarter	884.00	821.50	859.00
2005
First Quarter	883.00	844.00	864.00
Second Quarter	897.00	853.00	884.00
Third Quarter	930.00	860.00	929.00
Fourth Quarter	1,012.00	914.00	965.00
2006
First Quarter	1,084.00	982.00	1,076.00
Second Quarter	1,331.00	1,070.00	1,226.00
Third Quarter	1,268.00	1,127.00	1,140.00
Fourth Quarter	1,355.00	1,053.00	1,118.00
2007
First Quarter	1,248.00	1,118.00	1,244.00
Second Quarter	1,329.00	1,235.00	1,273.00
Third Quarter	1,377.00	1,240.00	1,377.00
Fourth Quarter	1,544.00	1,353.00	1,530.00
2008
First Quarter	2,273.00	1,531.00	2,040.00
Second Quarter	2,182.00	1,878.00	2,064.00
Third Quarter	2,075.00	1,004.00	1,004.00
Fourth Quarter	1,032.00	763.00	904.00
2009
First Quarter (through February 9, 2009)	1,000.00	918.00	981.00

Platinum January 1, 2004 through February 9, 2009

February 2009	Page 18